Exhibit 10.10

AMENDMENT TO CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT (the “Amendment”) is made as of December 30, 2008, by and between FIRST NATIONAL BANK OF CHESTER COUNTY, a wholly-owned subsidiary of First Chester County Corporation, and a national banking association (the “Bank”“) and Karen D. Walter (“Executive”).

BACKGROUND

WHEREAS, the Bank and Executive entered into an agreement, dated as of    May 6, 2005 (the “Change of Control Agreement”) under which Executive is entitled to certain payments and benefits in connection with Executive’s termination of employment from the Bank in certain circumstances (“Severance”);

WHEREAS, it is in the best interests of Executive and the Bank to amend the Change of Control Agreement to comply with final regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) in order for Executive to avoid the adverse tax consequences that would arise from a failure to comply with Code Section 409A, including the accelerated recognition of income by Executive and an imposition of an additional 20% excise tax on Severance payable to Executive under the Change of Control Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound hereby amend the Change of Control Agreement by eliminating Section 9 in its entirety and replacing it with the following new Section 9:

9)                                     RESTRICTIONS AND LIMITATIONS.

For purposes of this Agreement, Executive’s termination of employment shall mean Executive’s “separation from service” as defined under Code Section 409A.  Each payment under this Agreement that is determined to be subject to Section 409A shall be treated as a separate payment.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a  “specified employee” (as defined in Section 409A of the Code) as of his “separation from service” (as defined in Section 409A of the Code), then the payment of any amounts payable hereunder that are subject to Section 409A of the Code shall be postponed in compliance with Section 409A (without any reduction in such payments ultimately paid or provided to Executive) until the first payroll date that occurs after the date that is six (6) months following Executive’s “separation from service.”  Any such postponed payments shall be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s “separation from service.”  If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive’s estate within sixty (60) days after the date of his death.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

FIRST NATIONAL BANK OF CHESTER COUNTY

By:	/s/ Kevin C. Quinn
Kevin C. Quinn, President

EXECUTIVE

/s/ Karen D. Walter
Karen D. Walter